Exhibit 99.2

Copley Controls Corporation

Consolidated Financial Statements

December 29, 2007 and December 30, 2006

Copley Controls Corporation

Index

December 29, 2007 and December 30, 2006

Page(s)

Report of Independent Auditors	1

Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Income	3

Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6-18

Report of Independent Auditors

To the Board of Directors and Stockholders of

Copley Controls Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of Copley Controls Corporation and its subsidiary at December 29, 2007 and December 30, 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 24, 2008

Copley Controls Corporation

Consolidated Balance Sheets

December 29, 2007 and December 30, 2006

	2007	2006
Assets
Current assets
Cash and cash equivalents	$15,856,772	$12,042,314
Investments	425,000	400,000
Accounts receivable, net of allowance for doubtful accounts of $103,038 and $97,645 at December 29, 2007 and December 30, 2006, respectively	9,156,777	8,007,938
Inventories	15,476,888	12,914,547
Other current assets	554,981	411,480

Total current assets	41,470,418	33,776,279

Property and equipment	14,836,413	14,038,370
Less: Accumulated depreciation and amortization	(11,046,554)	(9,578,051)

Property and equipment, net	3,789,859	4,460,319

Intangible assets, net	289,364	68,408
Other assets	—	6,000

Total assets	$45,549,641	$38,311,006

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,277,492	$5,297,176
Accrued warranty	1,744,147	802,797
Accrued compensation	887,764	897,256
Accrued expenses	1,963,896	972,124

Total current liabilities	9,873,299	7,969,353
Deferred rental credits	523,000	560,260
Commitments and contingencies (Note 8)
Stockholders’ equity
Common stock, no par value; 1,250,000 shares authorized; 177,075 and 176,075 shares issued at December 29, 2007 and December 30, 2006, respectively	864,797	764,797
Additional paid-in capital	277,112	196,484
Loans to stockholders	(105,000)	(97,589)
Accumulated other comprehensive income	282,992	259,676
Retained earnings	33,833,441	28,658,025

Total stockholders’ equity	35,153,342	29,781,393

Total liabilities and stockholders’ equity	$45,549,641	$38,311,006

The accompanying notes are an integral part of these consolidated financial statements.

Copley Controls Corporation

Consolidated Statements of Income

Years Ended December 29, 2007 and December 30, 2006

	2007	2006
Net sales	$82,775,706	$73,627,448
Cost of goods sold	59,874,928	53,310,520

Gross profit	22,900,778	20,316,928

Operating expenses
Sales and marketing	3,743,507	3,601,858
Research, development and engineering	6,873,333	5,344,031
General and administrative	3,951,951	2,973,453

Total operating expenses	14,568,791	11,919,342

Income from operations	8,331,987	8,397,586

Other income
Interest income	579,751	260,220
Interest expense	(13,936)	(10,570)
Other (expense) income, net	16,114	59,540

Total other income	581,929	309,190

Net income	$8,913,916	$8,706,776

The accompanying notes are an integral part of these consolidated financial statements.

Copley Controls Corporation

Consolidated Statements of Stockholders’ Equity

Years Ended December 29, 2007 and December 30, 2006

	Common Stock		Additional Paid-In	Loans to	Retained	Comprehensive	Accumulated Other Comprehensive
	Shares	Amount	Capital	Stockholders	Earnings	Income	Income	Total
Balance at December 31, 2005	173,654	$707,587	$162,889	$(85,500)	$22,671,414		$122,439	$23,578,829
Issuance of restricted common stock	1,500	—						—
Restricted common stock compensation			33,595					33,595
Stock options exercised	1,200	60,000						60,000
Loans to stockholders				(12,089)				(12,089)
Stock repurchased	(279)	(2,790)			(57,210)			(60,000)
Dividends paid ($15.22 per share)					(2,662,955)			(2,662,955)
Comprehensive income
Net income					8,706,776	$8,706,776		8,706,776
Foreign currency translation						137,237	137,237	137,237

Comprehensive income						$8,844,013

Balance at December 30, 2006	176,075	764,797	196,484	(97,589)	28,658,025		259,676	29,781,393
Restricted common stock compensation			80,628					80,628
Stock options exercised	1,000	100,000						100,000
Loans to stockholders				(7,411)				(7,411)
Dividends paid ($21.17 per share)					(3,738,500)			(3,738,500)
Comprehensive income
Net income					8,913,916	$8,913,916		8,913,916
Foreign currency translation						23,316	23,316	23,316

Comprehensive income						$8,937,232

Balance at December 29, 2007	177,075	$864,797	$277,112	$(105,000)	$33,833,441		$282,992	$35,153,342

The accompanying notes are an integral part of these consolidated financial statements.

Copley Controls Corporation

Consolidated Statements of Cash Flows

Years Ended December 29, 2007 and December 30, 2006

	2007	2006
Cash flows from operating activities
Net income	$8,913,916	$8,706,776
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	1,716,580	1,523,093
Loss on disposal of property and equipment	61,769	—
Deferred rental credit	(37,260)	(37,260)
Restricted stock compensation	80,628	33,595
Interest income on loans to stockholders	(7,411)	(12,089)
Foreign currency loss	3,317	50,553
Increase (decrease) in provision for inventories	127,303	(233,803)
Increase in provision for doubtful accounts	5,393	16,272
Changes in operating assets and liabilities
Accounts receivable	(993,304)	(1,019,767)
Inventories	(2,728,058)	(524,150)
Other current assets	(141,419)	(12,285)
Other assets	—	11,000
Accounts payable	(169,825)	1,650,143
Accrued warranty	941,351	461,870
Accrued compensation	(10,431)	129,766
Accrued expenses	570,862	(162,400)
Security deposit	—	(50,000)

Net cash provided by operating activities	8,333,411	10,531,314

Cash flows from investing activities
Capital expenditures	(858,882)	(565,674)
Cash paid for acquisition of intangible assets	—	(24,288)
Purchase of investments	(25,000)	(350,000)

Net cash used in investing activities	(883,882)	(939,962)

Cash flows from financing activities
Proceeds from exercise of stock options	100,000	—
Dividends paid to stockholders	(3,738,500)	(2,662,955)

Net cash used in financing activities	(3,638,500)	(2,662,955)

Net increase in cash and cash equivalents	3,811,029	6,928,397
Effect of exchange rate changes on cash	3,429	14,696
Cash and cash equivalents at beginning of the year	12,042,314	5,099,221

Cash and cash equivalents at end of the year	$15,856,772	$12,042,314

Supplemental cash flow information
Cash paid during the year for
Interest	$14,265	$9,785
Taxes	2,698	1,480
Noncash investing activities
Acquisition of intangible assets	460,000	—
Noncash financing activities
Stock options exercised through cashless transactions	—	60,000

The accompanying notes are an integral part of these consolidated financial statements.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

1.	Nature of Business

Copley Controls Corporation (“CCC”) is engaged in the design and manufacture of high technology power amplifiers, amplifier systems and related equipment primarily sold in international markets. CCC’s products are used in a variety of motion control applications and medical diagnostic systems, principally magnetic resonance imaging (MRI). Copley Motion Systems LLC (“CMS”) is a manufacturer of linear motor drives.

2.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Copley Controls Corporation and its wholly-owned subsidiary, CMS (collectively, the “Company”). All intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying values of these assets approximate their fair values.

Investments

Investments consist of auction rate municipal bonds. These investments are recorded at cost plus accrued interest, which approximates fair market value due to their variable interest rates which typically resets every week. As a result, there are no cumulative gross unrealized holding gains or losses from these investments. All income generated from these investments is recorded as interest income.

Revenue Recognition

Revenue from product sold directly to customers and distributors is recognized upon title passage of inventory. Title generally passes upon shipment, or when the Company places the goods at the disposal of the customer at an agreed-upon, predetermined location. Amounts billed to customers related to shipping and handling charges are recorded as revenue upon shipment and the related costs are included in sales and marketing expense. For the years ended December 29, 2007 and December 30, 2006, the amounts of shipping and handling charges incurred by the Company were $86,887 and $82,634, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoice amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses on accounts receivable. The allowance is based on specific identification of probable losses. Management reviews the allowance for doubtful accounts on a monthly basis. Past due balances over 90 days and over a specified dollar amount are reviewed individually for collectibility. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories

Inventories are valued at the lower of cost or market on a first-in, first-out (“FIFO”) basis. The cost of inventories (which includes materials, labor and overhead) is determined on a standard cost basis, which approximates actual cost.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

On an annual basis, the Company analyzes inventories. Inventory quantities on hand in excess of forecasted demand are considered to have reduced market value and, therefore, the cost basis is adjusted to the lower of cost or market.

Warranties

The Company’s products are generally under warranty against defects in material and workmanship for twelve to eighteen months. Estimated warranty costs are accrued upon shipment of products to customers, based on prior sales history at current cost projections, adjusted periodically to reflect actual experience. These costs also include anticipated retrofit costs for specific products that may require component adjustment or replacement. The total amounts accrued for warranty costs at December 29, 2007 and December 30, 2006 are $1,744,147 and $802,797, respectively, of which $1,289,421 and $471,720, respectively, are related to retrofit programs. Warranty expense, a component of cost of goods sold, for the years ended December 29, 2007 and December 30, 2006 amounted to $1,883,141 and $871,228, respectively.

The warranty accrual activity for the years ended December 29, 2007 and December 30, 2006 is as follows:

	2007	2006
Beginning balance	$802,797	$340,927
Accruals for warranties issued during the year	1,883,140	871,228
Payments made (in cash or in kind) during the year	(941,790)	(409,358)

Ending balance	$1,744,147	$802,797

Property and Equipment

Property and equipment are carried at cost. Major additions and improvements are capitalized, while ordinary maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.

The Company’s property and equipment is being depreciated on a straight-line basis over a range of five to ten years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the economic life of the asset.

In accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, costs associated with the purchase and development of computer software are capitalized and amortized on a straight-line basis over the estimated useful life of the related asset. Total unamortized computer software costs at December 29, 2007 and December 30, 2006 are $90,249 and $131,714, respectively. Amortization expense on capitalized computer software for the years ended December 29, 2007 and December 30, 2006 was $41,465 and $41,395, respectively.

Accounting Periods

The Company has a 52/53-week fiscal year whereby the Company ends its fiscal year on the last Saturday of the calendar year. Fiscal years 2007 and 2006 consisted of 52 weeks each.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

Financial instruments that potentially subject the Company to material concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company is exposed to credit risk to the extent of the amounts recorded on the balance sheet. Management believes cash and cash equivalents are placed with high quality financial institutions.

Exposure to losses on trade accounts receivable is principally dependent on each customer’s financial condition. In evaluating trade receivables, the Company performs credit evaluations of its major customers’ financial condition and monitors closely all related accounts receivable to limit financial exposure by regulating the length of time and amount of credit extended. In certain situations, the Company may require payments in advance. See Note 11 regarding customer concentrations.

The Company currently purchases certain critical components of its products from single-source suppliers. Although there are a limited number of manufacturers of these particular component parts, management believes that other suppliers could provide similar parts on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which could affect operating results adversely.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure about the fair value of financial instruments. Financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair values of these financial instruments approximates their carrying values.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal income taxes. The stockholders of the Company are liable for individual federal income taxes and a portion of state income taxes on their respective shares of the Company’s taxable income. Accordingly, no provisions have been made in the accompanying financial statements for federal income taxes. For the years ended December 29, 2007 and December 30, 2006, a state income tax was levied in the Commonwealth of Massachusetts at the corporate level since the Company’s gross receipts exceeded nine million dollars. This provision was fully offset by the utilization of research and development and investment tax credits.

At December 29, 2007, the Company has Commonwealth of Massachusetts research and development credits available for carryforward of approximately $1,175,000, of which approximately $1,039,000 expire at various dates in the years 2016 to 2022. These credits are available to offset taxable income. Due to the uncertainty surrounding the realizability of these credits, a full valuation allowance has been recorded against the related deferred tax assets at December 29, 2007 and December 30, 2006. As further discussed in Note 14, subsequent to year-end

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

the Company entered into an agreement and plan of merger whereby 100% of its common stock was sold. It is anticipated that the related tax gain on sale of the business in The Commonwealth of Massachusetts in 2008 will fully utilize all of the available credit carryforwards discussed above.

Recoverability of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amounts may not be recoverable. The Company assesses the recoverability of its long-lived assets by determining whether the carrying value can be recovered through projected undiscounted future cash flows. Management believes there has been no material impairment of its long-lived assets and, accordingly, no loss has been recognized for the years ended December 29, 2007 or December 30, 2006.

Research and Development

Research and development costs include costs directly associated with the development of new products and technology and are expensed as incurred. These costs totaled $6,873,333 and $5,344,031 for the years ended December 29, 2007 and December 30, 2006, respectively. Engineering costs directly associated with manufacturing are capitalized as product costs and expensed to cost of sales in the period in which product sales are recognized. Engineering costs, primarily labor costs, not directly associated with manufacturing costs are expensed as incurred as a component of operating expenses.

Deferred Rental Credits

Deferred rental credits are amortized on a straight-line basis over the life of the lease. At December 29, 2001, $435,000 of credits were established, which were generated as part of the Company’s long-term lease in Canton, Massachusetts. During 2007 and 2006, the Company recognized $43,500 each year as a reduction in rent expense associated with these credits. The remaining unamortized credit of $174,000 at December 29, 2007 and $217,500 at December 30, 2006 is included in deferred rental credits in the consolidated balance sheets. Also included as a component of the deferred rental credits is the effect of recording rental expense on a straight-line basis over the life of the lease. At December 29, 2007 and December 30, 2006, this amounted to approximately $349,000 and $342,800, respectively.

Other Comprehensive Income

The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 130, Reporting Comprehensive Income. This statement requires disclosure of comprehensive income and its components. Comprehensive income includes all changes in stockholders’ equity during a period except those resulting from investments and distributions to stockholders.

Other comprehensive income consists of foreign currency translation adjustments arising from CMS using a functional currency other than the U.S. dollar. As reflected in the consolidated statements of stockholders’ equity, accumulated other comprehensive income as of December 29, 2007 and December 30, 2006 amounted to $282,992 and $259,676, respectively.

Advertising

The Company expenses advertising costs as they are incurred. Total advertising expense for the years ended December 29, 2007 and December 30, 2006 was $238,199 and $249,991, respectively.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

Stock Compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) which revises SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and supersedes APB No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123R requires all share-based payments to employees to be recognized in the financial statements based on their fair values using an option-pricing model, such as the Black-Scholes model, at the grant date. The Company used the prospective method of adoption, which requires compensation expense to be recorded for all stock options granted and restricted shares issued, beginning in the period of adoption. For share-based payments granted subsequent to December 31, 2005, compensation expense, based on the fair value at the date of grant, has been recognized in the consolidated statements of income as the related awards vest.

Foreign Currency Translation and Transactions

The financial position, results of operations and cash flows of CMS are translated from local currency into U.S. dollars as follows: (a) assets and liabilities at year end exchange rates, and (b) income statement items at the average exchange rates for the year. Translation adjustments are accumulated and presented as other comprehensive income or loss in the consolidated balance sheets.

Foreign currency transaction losses of $3,317 and $50,553 for the years ended December 29, 2007 and December 30, 2006, respectively, are included in other income in the consolidated statements of income. The net gains and losses primarily arise from the borrowings and activities of CMS which manufactures linear motor drives in the United Kingdom.

Transactions whose terms are denominated in foreign currencies are recorded at the exchange rate of the foreign currency in effect on the transaction date. Realized and unrealized gains or losses between the transaction and settlement dates or balance sheet date on foreign currency transactions are included in the results of operations.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157. This guidance delays the effective date of SFAS No. 157, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. The Company is currently assessing the potential effect of SFAS No. 157 on its consolidated financial statements.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which is a change in accounting for income taxes. FIN 48 also specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet and provides transition guidance, among other provisions. FIN 48 requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. In January 2008, the FASB issued FASB Staff Position No. FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. This guidance delays the effective date of FIN 48 until years beginning after December 15, 2007 for private companies. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141, Business Combinations. The objective of SFAS No. 141 (R) is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. It establishes principles and requirements for how the acquirer: (i) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

3.	Inventories

The amounts and composition of net inventories at December 29, 2007 and December 30, 2006 are as follows:

	2007	2006
Raw materials and supplies	$10,557,457	$7,194,356
Work in progress	4,463,094	4,109,039
Finished goods	1,123,633	2,150,262

	16,144,184	13,453,657
Less: Inventory reserve	(667,296)	(539,110)

Inventories, net	$15,476,888	$12,914,547

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

4.	Property and Equipment

Property and equipment consisted of the following at December 29, 2007 and December 30, 2006:

	2007	2006
Furniture and fixtures	$869,662	$850,033
Production and engineering equipment	11,341,473	10,741,190
Computer equipment and software	1,853,826	1,685,924
Leasehold improvements	771,452	761,223

	14,836,413	14,038,370
Less: Accumulated depreciation and amortization	(11,046,554)	(9,578,051)

	$3,789,859	$4,460,319

Depreciation expense for the years ending December 29, 2007 and December 30, 2006 was $1,476,334 and $1,453,558, respectively.

5.	Intangible Assets

On December 26, 2007, the Company settled a patent infringement matter with another party. The agreement settled all existing claims relative to prior use of the patent and required the other party to grant to the Company a nonexclusive, irrevocable, and perpetual license related to the relevant patents. The license is assignable in the event of a change in control in the Company, as defined. In exchange for the license, the Company is required to make a payment of $460,000, which has been included in accrued expenses and was capitalized on the balance sheet at December 29, 2007. The Company is amortizing this license over the life of the underlying patents, from February 2000 through February 2017, on a straight-line basis. Accordingly, the Company amortized approximately $205,000 related to periods prior to fiscal year 2007, which is included in general and administrative expenses. Approximately $27,000 related to fiscal year 2007 has been included in cost of goods sold.

Intangible assets consisted of the following at December 29, 2007 and December 30, 2006:

	December 29, 2007			December 30, 2006
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Patents	$760,151	$(470,787)	$289,364	$295,162	$(226,754)	$68,408

Amortization expense for the years ending December 29, 2007 and December 30, 2006 was $240,246 and $69,535, respectively.

Intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging from five to seventeen years.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

Future expected amortization expense for intangible assets for each of the next five years and thereafter is as follows:

Fiscal Year	Amount
2008	$45,310
2009	40,444
2010	34,332
2011	29,694
2012	27,059
Thereafter	112,525

$289,364

6.	Revolving Line of Credit

The Company has a revolving line of credit for up to $3,500,000. The line of credit, which is due on demand, originally bore interest at the bank’s prime rate less 0.5%. A subsequent amendment to the loan agreement dated March 1, 2005 revised the interest rate to the bank’s prime rate less 1.0% (6.25% at December 29, 2007). As of December 29, 2007 and December 30, 2006, $0 was outstanding under the line of credit and $3,500,000 remained available for borrowing.

7.	Retirement Plan

The Company has a retirement plan covering substantially all of its employees. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code. The Company is not required to make any contributions to the plan. In 2006, the Company approved a contribution of $135,000 which was paid during 2007. In 2007, the Company approved a contribution of $135,000 which was paid during 2008. Accordingly, the Company’s expense related to the years ended December 29, 2007 and December 30, 2006 was $135,000 each year. These amounts have been included in the consolidated statements of income.

8.	Commitments and Contingencies

The Company occupies manufacturing and office facilities in Canton, Massachusetts under a long-term operating lease agreement expiring October 31, 2011, with two options to extend for an additional five years each. The operating lease requires the Company to pay base rent plus a pro rata share of real estate taxes and operating expenses. The annual rental payments aggregated to approximately $1,408,918 and $1,396,000 in 2007 and 2006, respectively. The Company was required to provide a security deposit, which was originally fulfilled by obtaining a standby letter of credit for $850,000. On August 5, 2005, the standby letter of credit was reduced to $300,000 as permitted in the operating lease agreement, concurrent with the Company having exceeded a net worth threshold of $20 million. Additionally, as part of this agreement, the Company received $435,000 in lease incentives, which are being amortized on a straight-line basis over the term of the operating lease.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

On February 7, 2002, the Company entered into a long-term sublease agreement at its Canton, Massachusetts facility. The agreement called for fixed monthly rent payments and expired on January 31, 2007, with an option to extend for an additional term expiring on January 31, 2012 or October 31, 2011, depending upon the Company’s decision to exercise its first five-year lease renewal option. The sublessee was required to give the Company a security deposit at the inception of the lease. On November 2, 2006, the Company and the sublessee terminated their business relationship and the security deposit was applied to past due rent.

The Company assumed an existing operating lease from LDL for its Basildon, England facility. The modified agreement called for fixed monthly rent payments and expired on July 31, 2005. Since the operating lease expired, the lessor and the Company have entered into a tenancy-at-will arrangement which calls for quarterly prepayments of rent. This arrangement may be terminated by either party upon providing 30 days written notice. The Company has no current intention of terminating the arrangement. Accordingly, one year of rental payments is included in its commitment schedule below.

In 2007 and 2006, base rent expense under the Company’s operating leases for manufacturing and office space amounted to approximately $1,335,000 and $1,317,000, respectively.

Future minimum rental payments under operating lease agreements, as of December 29, 2007 are as follows:

Fiscal Year
2008	$1,235,970
2009	1,235,970
2010	1,235,970
2011	1,029,975
2012	—
Thereafter	—

$4,737,885

Legal Contingencies

The Company is subject to claims that arise in the normal course of business. In the opinion of management these matters are not expected to have a material effect on the consolidated financial position, results of operations and cash flows of the Company.

9.	Restricted Stock and Stock Options

Stock-Based Compensation Plans

The Company has three stock plans: the 2006 Equity Incentive Plan (the “2006 Plan”), the 1993 Incentive Stock Option Plan (the “ISO Plan”) and the 1993 Nonqualified Option Award Plan (the “Nonqualified Plan”).

2006 Plan

During 2006, the Company issued the 2006 Equity Incentive Plan. The 2006 Plan is intended to encourage ownership of the Company’s common stock by its directors, officers, employees and consultants through the grant of incentive stock options, nonstatutory stock options and restricted stock. The 2006 Plan is administered by a committee appointed by the Board of Directors. The aggregate number of shares that can be issued under the 2006 Plan is 20,000.

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

1993 ISO Plan

The Company has an Incentive Stock Option Plan for the benefit of its key employees. The ISO Plan is administered by a committee appointed by the Board of Directors which has the sole authority to grant options, set option prices and determine the vesting period over which options may be exercised. The options are to be granted at not less than the fair value of the stock on the date of the grant and will expire at various dates through January 2013. The options vest over a three- to four-year period. Under the ISO Plan, 40,000 shares were originally reserved for future grants.

1993 Nonqualified Plan

The Company has a Nonqualified Stock Option Plan which permits the issuance of stock options to selected directors of the Company and other nonemployees. The Nonqualified Plan is administered by a committee appointed by the Board of Directors which has the sole authority to grant options, set option prices and determine the vesting period over which the options may be exercised. The options are excercisable at various dates through February 2011. The number of options to be granted under the Nonqualified Plan is at the discretion of the Board.

Stock Options

The following is a summary of stock option activity under the plans for the years ending December 29, 2007 and December 30, 2006:

	2007		2006
	Option Shares	Weighted Average Exercise Price	Option Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	17,550	$108	18,750	$104
Granted	—	—	—	—
Exercised	(1,000)	100	(1,200)	50

Outstanding at the end of the year	16,550	108	17,550	108

Options exercisable at the end of the year	16,550		17,450

There were no stock options granted during fiscal year 2007 or 2006. The total intrinsic value of stock options exercised was $335,000 and $198,000 during fiscal 2007 and 2006, respectively.

Summarized information regarding stock options outstanding at December 29, 2007 is as follows:

	Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value
$85	200	0.4 years	$85	$70,000	200	$85	$70,000
100	10,950	2.1 years	100	3,668,250	10,950	100	3,668,250
125	5,400	4.7 years	125	1,674,000	5,400	125	1,674,000

	16,550		$108	$5,412,250	16,550	$108	$5,412,250

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

The intrinsic value listed in the above table represents the total intrinsic value which would have been received by the option holders had all of the option holders exercised their options as of that date. All of the options that were exercisable as of December 29, 2007 were in-the-money. The total cash received from employees as a result of stock option exercises during the years ending December 29, 2007 and December 30, 2006 totaled $100,000 and $0, respectively.

A summary of the status and changes of the nonvested stock options as of and during the years ended December 29, 2007 and December 30, 2006 is as follows:

	Options	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2005	950	$125
Vested	(850)	125

Nonvested at December 30, 2006	100	125
Vested	(100)	125

Nonvested at December 29, 2007	—	$—

Restricted Stock Awards

During 2006, the Board of Directors authorized the Company to grant 1,500 shares of restricted stock under the 2006 Plan at a grant-date fair value of $215.00 per share. Under these grants, the Company reimburses a grantee for the personal income tax liability resulting from the award. Restrictions on the shares limit the sale or transfer of the shares for a period of four years (the “restriction period”). The employees are subject to continued employment during the restriction period.

The restricted stock awards vest over a four-year period. As of December 29, 2007 there were 1,125 nonvested restricted stock awards outstanding and $208,277, of total unrecognized compensation related to nonvested restricted stock awards, which is expected to be recognized over the remainder of the four-year vesting period and assumes that there will be no forfeitures. The Company recognized compensation expense of $80,628 and $33,595 using the straight-line attribution method over the vesting period, in accordance with SFAS 123R, for these awards during the years ended December 29, 2007 and December 30, 2006, respectively.

A summary of the status and changes of the nonvested restricted stock awards as of and during the year ended December 29, 2007 is as follows:

Restricted Stock Awards
Nonvested at December 30, 2006	$1,500
Vested	(375)

Nonvested at December 29, 2007	$1,125

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

10.	Notes Receivable from Stockholders

During 2005, the Company recorded notes receivable from certain stockholders totaling $85,500. The full recourse notes bear interest at one-half percent over the prime rate, are collateralized by the stockholders’ common stock and are payable, with accrued interest, in January 2009 and 2010. Interest income of approximately $7,400 and $12,000 was earned by the Company during the years ended December 29, 2007 and December 30, 2006, respectively. These notes are classified as a reduction of stockholders’ equity since the proceeds were used by the stockholders for the purchase of common stock in connection with the exercise of certain stock options. See also Note 14 regarding subsequent events related to notes receivable from stockholders.

11.	Transactions with a Significant Customer

The Company’s trade accounts receivable result primarily from sales to customers in the semi-conductor, packaging equipment, and medical device industries, which are located throughout the United States and certain foreign markets. Sales to one customer, a major worldwide electronics company headquartered in Europe, accounted for approximately 70% and 67% of the Company’s revenues for the years ended December 29, 2007 and December 30, 2006, respectively. No other customer accounted for more than 10% of revenue. Accounts receivable from this customer amounted to approximately $6,554,000 and $5,820,000 at December 29, 2007 and December 30, 2006, respectively.

12.	Related Party Transactions

During 2007 and 2006, the Company incurred expenses for legal, engineering, financial and marketing services, either from companies owned by stockholders of the Company or directly from stockholders totaling approximately $269,000 and $318,000, respectively. Additionally, amounts due to these parties totaling $56,594 and $38,962 were included in accrued expenses in the consolidated balance sheets at December 29, 2007 and December 30, 2006, respectively.

13.	Stock Redemption Liquidity Programs

In February 1998, the Company adopted a stock redemption liquidity program (the “Program”) as a means of providing liquidity to stockholders. Under the Program, the Company can at its election redeem stock of stockholders who have owned shares for at least twelve months. During 2007 and 2006, the Company did not redeem any stock. Cumulative redemptions under the Program totaled $4,050,060 as of December 29, 2007.

14.	Subsequent Events

On March 4, 2008, the Company repurchased 400 shares of common stock that were originally issued on June 30, 2005 when a stock option holder exercised his option via an interest-bearing full recourse term note payable to the Company. The Company repurchased the shares for $74,067, comprised of a cash payment of $25,000 and the forgiveness of the note payable to the Company ($40,000 in principal, plus $9,067 in accrued interest thereon).

Copley Controls Corporation

Notes to Consolidated Financial Statements

December 29, 2007 and December 30, 2006

On March 5, 2008, the Company entered into an agreement and plan of merger with Analogic Corporation (NASD: ALOG), a leading original equipment manufacturer (OEM) supplier of radio frequency (RF) amplifiers for MRI systems. The merger closed on April 14, 2008, when Analogic Corporation purchased all of the outstanding common stock of the Company for approximately $76.875 million in cash, plus up to an additional $1.8 million in cash to reimburse the Company’s shareholders for the tax consequences of the transaction.

Effective April 14, 2008 the Company’s revolving line of credit (disclosed in Note 6) and letter of credit (disclosed in Note 8) were terminated.